EXHIBIT C
                                                                      ---------

                                LEIDY HUB, INC.
                                INCOME STATEMENT
                                  (UNAUDITED)



                         Three Months Ended   Twelve Months Ended
                         September 30, 1995   September 30, 1995
                         ------------------   -------------------
Operating Expenses:
   Operations Expense       $   6,453             $  16,670
   Other Taxes                   (671)                 (382)
                            ---------             ---------

Total Operating Expenses        5,782                16,288
                            ---------             ---------

Other Income:
   Equity Interest in:
     Ellisburg-Leidy
       Northeast Hub Co.       (1,864)*              97,053
     Enerchange                     -                     -
   Miscellaneous                    -                   443
                            ---------             ---------
                               (1,864)               97,496
                            ---------             ---------

Other Deductions:
   Interest-Assoc. Companies    3,013                11,286
   Miscellaneous              602,593 **            602,593 **
                            ---------             ---------
                              605,606               613,879
                            ---------             ---------

Pretax Income                (613,252)             (532,671)
                            ---------             ---------

Income Taxes - Current       (382,629)             (354,215)
             - Deferred       167,990               167,780
                            ---------             ---------
                             (214,639)             (186,435)
                            ---------             ----------

Net Income (Loss)           $(398,613)            $(346,236)
                            =========             =========

* Amount includes partnership activity for the months of June 1995 through September 30, 1995. As noted in our Rule 24 filing for the quarter ended June 30, 1995, Leidy Hub, Inc. was only able to record partnership activity for the period of April through May 1995 as the June 1995 information was not available in time for Leidy Hub, Inc.'s June accounting close.

** Amount represents the write-off during the quarter ended September 30, 1995, of an investment in the developer of an electronic meter reading device. This investment was determined to be worthless based upon the bankruptcy of the developer.